Filed Pursuant to Rule 424(b)(2)

Registration No. 333-260663

Pricing Supplement Dated November 3, 2023
(To Prospectus dated November 1, 2021 and

Prospectus Supplement dated November 1, 2021)

PACCAR Financial Corp.

Medium-Term Notes, Series Q—Fixed Rate

CUSIP #69371RS72

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ J.P. Morgan Securities LLC

☒ BNP Paribas Securities Corp.

☒ BofA Securities, Inc.

☒ Mizuho Securities USA LLC

☐ MUFG Securities Americas Inc.

☒ RBC Capital Markets, LLC

☐ SMBC Nikko Securities America, Inc.

☐ TD Securities (USA) LLC

☐ U.S. Bancorp Investments, Inc.

☒ Wells Fargo Securities, LLC

☒ Other:

ANZ Securities, Inc.

SG Americas Securities, LLC

Siebert Williams Shank & Co., LLC

acting as  ☒ principal ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale

  ☒ a fixed initial public offering price of 99.923% of the Principal Amount.

Principal Amount: $400,000,000	Original Issue Date: November 9, 2023 (T+4)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: November 9, 2026

Net Proceeds to Company: $398,892,000	Interest Payment Dates: Semi-annually on each May 9 and November 9, commencing May 9, 2024 Record Dates: April 25 and October 26 preceding the applicable Interest Payment Date

Interest Rate: 5.200% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction:  % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price: ____%

Form: ☒ Book-Entry ☐ Certificated

The Notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about November 9, 2023.

Plan of Distribution:

Name	Title	Principal Amount of Notes
J.P. Morgan Securities LLC	Bookrunner	$68,000,000
BNP Paribas Securities Corp.	Bookrunner	$68,000,000
BofA Securities, Inc.	Bookrunner	$68,000,000
RBC Capital Markets, LLC	Bookrunner	$68,000,000
Wells Fargo Securities, LLC	Bookrunner	$68,000,000
ANZ Securities, Inc.	Co-Manager	$15,000,000
Mizuho Securities USA LLC	Co-Manager	$15,000,000
SG Americas Securities, LLC	Co-Manager	$15,000,000
Siebert Williams Shank & Co., LLC	Co-Manager	$15,000,000

Total		$400,000,000

Other Provisions:

N/A